Exhibit 99.2

Abercrombie & Fitch Co.
Non-GAAP Reconciliation

Fiscal Year 2006 First Half Net Income Per Share Guidance

	Range

Net Income Per Share FY 2006 Guidance:
Fully-Diluted Range, as guided	$1.23	$1.28
Expected FAS 123(R) Charge	$0.08	$0.08

Non-GAAP Fully-Diluted, as guided	$1.31	$1.36

Net Income Per Share FY 2005:
Fully-Diluted, as reported	$1.08	$1.08

First Half FY 2006 Net Income Per Share Percentage Increase	21%	26%

Financial Results
(Unaudited)
Fifty-Two Weeks Ended January 28, 2006 and Fifty-Two Weeks Ended January 29, 2005
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales

Marketing, General and Administrative Expense, as reported	313,457	11.3%	259,834	12.9%
Non-Recurring Charge	(13,462)	-0.5%	(40,900)	-2.0%

Non-GAAP Marketing, General and Administrative Expense	299,995	10.8%	218,934	10.8%

Operating Income, as reported	542,738	19.5%	347,635	17.2%
Non-Recurring Charge	13,462	0.5%	40,900	2.0%

Non-GAAP Operating Income	556,200	20.0%	388,535	19.2%

Net Income, as reported	333,984	12.0%	216,376	10.7%
Non-Recurring Charge (tax effected at 39% and 38%, respectively)	8,212	0.3%	25,573	1.3%

Non-GAAP Net Income	342,196	12.3%	241,949	12.0%

Net Income Per Share:
Basic, as reported	$3.83		$2.33
Non-Recurring Charge	$0.09		$0.28

Non-GAAP Basic	$3.93		$2.61

Fully-Diluted, as reported	$3.66		$2.28
Non-Recurring Charge	$0.09		$0.27

Non-GAAP Fully-Diluted	$3.75		$2.54